Exhibit 10.2

CONFIDENTIAL

April 1, 2026

Mr. Andrew Farag

4727 Cornell Avenue

Downers Grove, IL 60515

Dear Andrew,

On behalf of The Lovesac Company, we are extremely pleased to extend you the following conditional offer of employment, which is contingent upon formal approval by the Company’s Board of Directors. Upon accepting this offer, you will join Lovesac on or about June 15, 2026 (“Start Date”) as Executive Vice President, Chief Financial Officer and Treasurer reporting to Mary Fox, President, of Lovesac.

At Lovesac, we are committed to living and succeeding by incorporating our Guiding Principles:

▪	We can all win together

▪	We do as we say

▪	Do less and do best

▪	We are borrowing this earth from our children

▪	Love matters

Lovesac Associates continuously strive for success by engaging our Lovesac Values, and we are confident these same values will guide you to achieve success.

▪	Core Values: Top Ambition, Willing to Sweep Floors, and Grit

▪	Aspirational Values: Customer Centricity, Only “A” Players, Executional Excellence, and Consciousness

▪	Table-Stakes Values: Positive, Passionate, Collaborative, Flexible, Self-Starting, Self-Aware, Candid, Empathetic, Inclusive, Insatiable Learners

Your offer is an exempt, salaried position, which includes:

●	Base Salary. Your starting annual base salary is $560,000, paid semi-monthly, and is intended to cover all hours worked. As an exempt employee, you are not eligible for overtime pay. Your base salary is subject to annual review by the Company and adjustments considered based on your performance, market alignment and other factors.

●	Annual Bonus. You are eligible to receive an annual bonus with a target award amount of 70% of your base salary up to a maximum of 140% of your base salary, beginning with bonuses payable for the fiscal year ending January 31, 2027 and without proration (“Annual Bonus”). The payment of an Annual Bonus is based on Lovesac’s performance relative to financial and strategic metrics and targets set by the Compensation Committee of the Board of Directors (“Compensation Committee”) for the fiscal year and governed by the Company’s Annual Incentive Award Plan. The payment, amount, and terms and conditions of an Annual Bonus are at the discretion of the Compensation Committee and not guaranteed.

The Lovesac Company

421 Atlantic Street, Suite 201, Stamford, Connecticut 06901

●	Inaugural Cash Award. You will receive a one-time cash award of $200,000 (“Cash Award”) payable to you within thirty days of your Start Date. If your employment with the Company is terminated for cause or due to voluntary resignation prior to the two-year anniversary of your Start Date, you shall be required to repay the Company the after-tax value of the Cash Award within thirty days of your date of termination.

●	Equity Awards. You will receive a one-time Inaugural Equity Award on or about your Start Date and, commencing in fiscal 2028, you will be eligible to receive an Annual Equity Award pursuant to the terms of our Second Amended and Restated 2017 Equity Incentive Plan (“2017 Plan”). Your Inaugural Equity Award will consist of time-based restricted stock units (“RSUs”) which vest in three equal installments on the anniversary of the grant date. Your Annual Equity Award will consist of both time-based RSUs and performance-based restricted stock units (“PSUs”), each weighted 50% of your total annual target equity award value. PSUs are eligible to vest based on Lovesac’s performance relative to metrics and targets set by the Compensation Committee. Once vested, PSUs and RSUs are settled in shares of Lovesac common stock or cash and issued to you per the following schedule subject to your continued employment through the payout date. A summary of terms is below:

Type	Grant Date	Target Value	Vesting Schedule
Inaugural RSU	On or about your Start Date	$450,000	3 equal installments on anniversary of grant date; one-time grant
Annual RSU	On or about April 15, 2027, and then each fiscal year thereafter	$395,500	3 equal installments on anniversary of grant date
Annual PSU(1)	On or about April 15, 2027, and then each fiscal year thereafter	$395,500	Payable at the end of a three-year performance period based on performance achievement levels

(1)	PSUs have a maximum payout opportunity of 200% of target value.

The specific terms of your equity awards will be set forth in equity award agreements, and subject to the terms of the 2017 Plan. These award terms, values and vesting schedules are subject to change as determined by the Compensation Committee in its sole discretion.

●	Employment Agreement. You will be eligible for severance benefits under an Employment Agreement, although your employment with the Company will be at-will. Such benefits include, without limitation, 12-month salary and benefit continuation in the event your employment is terminated without cause or for good reason (as defined in the Employment Agreement), subject to your release of claims and adherence to covenants of confidentiality, non-compete, non-solicitation, non-disparagement and assignment of intellectual property rights. These terms are qualified in their entirety by the terms of your Employment Agreement.

●	Paid Time Off. You will be entitled to unlimited paid time off, subject to the terms and conditions set forth in The Lovesac Company Associate Handbook.

The Lovesac Company

421 Atlantic Street, Suite 201, Stamford, Connecticut 06901

●	Medical, Dental and Vision Benefits. You are eligible to enroll in a comprehensive benefits package commencing the 1st of the month following 30 days of continuous employment. You will share in the premium cost of your medical, dental and vision benefits through payroll deductions. The terms of the full plan description will govern eligibility and benefits.

●	Life and Accidental Death and Dismemberment Insurance. The Company will provide you with Life insurance and Accident Death and Dismemberment (AD&D) insurance each of which shall be equal to one time your annual base salary at no cost to you. Enrollment in both the Life and AD&D insurance programs are automatic upon commencement of employment and effective the 1st of the month following your date of hire. Supplemental life insurance options are available to you at your sole cost and expense.

●	Short-Term and Long-Term Disability Coverage. You are eligible for short-term disability and long-term disability coverage commencing the 1st of the month following your Start Date. These plans provide you with partial salary continuation in the event of disability due to a qualifying illness or injury.

●	401(K). You are eligible to enroll in our 401(K) program currently managed by Voya Financial commencing the first of the month following 30 days of continuous employment. Lovesac has currently elected to match 100% of the first 4% of pay that you contribute to the plan.

●	Employee Discount. After 30 days of employment, you are eligible for a 40% discount on all full-price, non-discounted Lovesac merchandise. The availability and amount of employee product discounts are subject to change in the Company’s discretion.

●	Employee Assistance Program (EAP). Lovesac provides all employees with an EAP to assist employees with personal issues or other concerns that may affect their family, health and job performance. The EAP provides consultation and evaluation services for referrals. EAP services are 100% paid for by Lovesac.

Please be advised that your offer and Start Date are contingent upon formal approval of the Board of Directors.

During your employment, you will be subject to all of the policies, rules, and regulations applicable to the Company's employees, as they currently exist and subject to any future modifications in the Company's discretion, including, without limitation, maintaining as confidential, proprietary information of the Company. The requirement that you maintain as confidential, proprietary information of the Company shall extend beyond the termination of your employment.

By signing below, you acknowledge, represent, and warrant to the Company that you are not now under any obligation of a contractual nature to any person, business, or other entity which is inconsistent or in conflict with this letter or which would prevent you from performing your obligations for the Company.

This letter is a summary of the principal terms of our employment offer and supersedes any prior or subsequent oral or written representations regarding the terms of potential employment with the Company. The terms of this offer are qualified in their entirety by all underlying plan documents and policies which are available upon request.

The Lovesac Company

421 Atlantic Street, Suite 201, Stamford, Connecticut 06901

By signing below, you acknowledge that you are not relying on any representations other than those set forth in this letter. If the terms set forth in this letter are acceptable to you, please sign and date this letter and return it to Mary Fox.

Andrew, we are looking forward to having you join the Lovesac family and for the impact that you will have on our performance and organization!

Warmest Regards,

/s/ Mary Fox
Mary Fox

I hereby accept the terms of the offer as outlined above.

/s/ Andrew Farag
Andrew Farag

Date: Apr 2, 2026

The Lovesac Company

421 Atlantic Street, Suite 201, Stamford, Connecticut 06901
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